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                                                                 Exhibit 10.13


                             AMENDMENT NO. 1 TO THE
                  1996 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN OF
                                AFFYMETRIX, INC.

                   Section 3 of the 1996 Nonemployee Directors Stock Option Plan of Affymetrix, Inc. shall be amended in its entirety to read as follows:

                   3.          ELIGIBLE PERSONS

                               Every person who at the date of grant of an Option is a Nonemployee Director is eligible to receive Options under this Plan, except that a Nonemployee Director who is elected to the Board on or after July 8, 1999, shall not be eligible for any grants of Options if he or she is affiliated with a holder of 10% or more of the voting power of the Company's capital stock.

Adopted by the Board of Directors:  July 8, 1999